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                                                                     Exhibit 5.1

     File Reference:  NS26117-3


     August 2, 2000
     Genesis Microchip Incorporated
     165 Commerce Valley Drive W.
     Thornhill, Ontario, Canada L3T 7V8

     Ladies and Gentlemen:

     We are Nova Scotia counsel for Genesis Microchip Incorporated, a body corporate under the laws of the Province of Nova Scotia ("Genesis"), and have reviewed the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by Genesis on or about August 2, 2000 with the Securities and Exchange Commission pursuant to The Securities Act of 1933, as amended, for the registration of:

     (a) 1,500,000 common shares without nominal or par value in the capital stock of Genesis for issuance under the 2000 Non-Statutory Stock Option Plan of Genesis; and

     (b) 670,676 common shares without nominal or par value in the capital stock of Genesis for issuance under the 1997 Employee Stock Option Plan of Genesis.

     The 2,170,676.00 common shares without nominal or par value in the capital stock of Genesis issuable upon the exercise of stock options granted pursuant to the 1997 Employee Stock Option Plan and the 2000 Non-Statutory Stock Option Plan (collectively, the "Plans"), are hereinafter referred to as the "Common Shares".

     We have reviewed the Registration Statement and such agreements, records, certificates and other documents and made such reviews, examinations and inquiries and considered such matters of law as are, in our opinion, necessary or appropriate for the purposes of rendering this opinion. In giving this opinion, we have assumed the genuineness of all signatures (whether on originals or copies of documents), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or faxed copies thereof and the authenticity of the originals of such documents.

     On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Common Shares, we are of the opinion that the Common Shares, when issued and delivered against payment in full of the agreed consideration therefor pursuant to the terms of the respective Plans, will be validly issued, fully paid and non-assessable.

     We are qualified to practice law in the Province of Nova Scotia. The opinion expressed in this letter relates only to the laws of Nova Scotia and the federal laws of Canada applicable in the Province of Nova Scotia. No opinions are expressed with respect to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


     Stewart McKelvey Stirling Scales